Exhibit 1.1

ARTICLES OF ASSOCIATION

OF

NOVO NORDISK A/S

NAME, REGISTERED OFFICE AND OBJECTS OF THE COMPANY

1.

The Company’s name is Novo Nordisk A/S.

The Company also carries on business under the names of:

-	Novo Industri A/S (Novo Nordisk A/S)

-	Novo Terapeutisk Laboratorium A/S (Novo Nordisk A/S)

-	Nordisk Gentofte A/S (Novo Nordisk A/S)

-	Nordisk Insulinlaboratorium A/S (Novo Nordisk A/S)

2.

The Company’s registered office is situated in the municipality of Gladsaxe.

3.

(a)	The Company’s objects are to carry out research on, development and manufacture of and/or trade in pharmaceutical, chemical and technical products, processes, services and plants as well as any other activity related thereto as determined by the Board of Directors.

(b)	The Company’s objects are also to carry out and support chemical, medical and technical research and development.

(c)	The Company’s other objects are to carry out investment and financing activities, including investment of capital in real estate and in enterprises in Denmark and abroad.

CAPITAL AND SHARES OF THE COMPANY

4.

(a)	The Company’s share capital amounts to DKK 709,388,320 divided into A share capital of DKK 107,487,200 and B share capital of DKK 601,901,120. Until 19 March 2006, the Board of Directors shall be authorised to increase the share capital in one or more stages by issuing B shares of up to DKK 20,903,400 and to offer the shares - without granting any pre-emptive subscription rights to existing shareholders - to the employees of the Company or its subsidiaries at a minimum price of DKK 105 [per nominal value of DKK 100] on terms and conditions determined by the Board of Directors. Until 19 March 2006, the Board of Directors shall also be authorised to increase the share capital in one or more stages by issuing B shares of up to DKK 100 million for the purpose of acquiring, in whole or in part, an existing enterprise and without granting any pre-emptive subscription rights to existing shareholders. In this case the Board of Directors may decide that payment may be effected otherwise than in cash. Furthermore, until 19 March 2006, the Board of Directors shall be authorised to increase the share capital in one or more stages by up to DKK 100,000,000. If the subscription price of the capital increase is lower than the market price of the B shares, the capital increase shall be distributed proportionally between A shares and B shares and with pre-emptive subscription rights for the existing shareholders and on terms and conditions determined by the Board of Directors. If the subscription price of the capital increase equals the market price of the B shares, the Board of Directors may decide that the capital increase shall be effected by the issue of B shares only and without pre-emptive subscription rights for the existing shareholders and on terms and conditions determined by the Board of Directors. The following shall apply to newly subscribed shares: (i) A shares shall be registered in the names of the holders, whereas B shares shall be issued to bearer, although they may be registered in the names of the holders in the Company’s Register of Shareholders, (ii) A shares shall be non-negotiable instruments whereas B shares shall be negotiable instruments, (iii) in connection with future increases of the share capital, there shall be no restrictions in respect of the pre-emptive subscription rights attached to the shares, and (iv) the provisions of these Articles of Association relating to A shares and B shares shall moreover be applicable.

(b)	The share capital is divided into shares of DKK 1 or multiples thereof. One share certificate may comprise several shares.

(c)	The share capital has been fully paid up.

(d)	No shareholder shall be obliged to have his shares redeemed in whole or in part.

(e)	These Articles of Association contain special rules as to the pre-emptive subscription rights of holders of A shares and B shares in connection with an increase of the share capital (Article 4(f)), as to the transferability of A shares (Article 5), as to voting rights carried by A shares and B shares (Article 11), as to the dividend rights of A shares and B shares (Article 19) and as to the rights of A shares and B shares to be covered in case of winding up (Article 21). In other respects, no shares shall carry special rights.

(f)	In case the share capital is increased by issuance of A shares as well as B shares, the existing ratio between the two classes of shares must not be changed. In case of such an increase, holders of A shares shall have a pre-emptive right to subscribe for new A shares, and holders of B shares shall have a pre-emptive right to subscribe for new B shares. Where the Company in General Meeting resolves to increase the share capital by either A shares or B shares, the existing holders of both classes of shares shall have proportionate pre-emptive subscription rights for the new A shares or B shares, respectively.

(g)	For the purposes of offering B shares to employees of the Company or acquisition in whole or in part of an existing enterprise, the Company in General Meeting may - irrespective of the provisions of Article 4(f) above - resolve to increase the B share capital without granting pre-emptive subscription rights to existing shareholders.

(h)	The A shares shall be issued in the names of the holders and shall be entered in the holders’ names in the Company’s Register of Shareholders. The B shares shall be registered with the Danish Securities Centre and be issued to bearer, but they may be registered in the names of the holders in the Company’s Register of Shareholders upon request. Entry of a B share under the holder’s name in the Company’s Register of Shareholders shall only be valid in relation to the Company if the Company has been notified of such entry by the Danish Securities Centre. The Company shall not be liable for the correctness of notifications received from the Danish Securities Centre.

(i)	The A shares shall be non-negotiable instruments. The B shares shall be negotiable instruments.

5.

(a)	Where a shareholder wants to sell one or more A shares, such shares shall be offered to the Board of Directors on behalf of the other holders of A shares at a price not lower than the average of the buying prices quoted for the B shares on the Copenhagen Stock Exchange during the last three months prior to the submission of such offer. The offer shall be accompanied by a certificate issued by a bank proving the stated average price. Where no price has been quoted for the B shares during the last three months prior to the submission of such offer, the A shares intended to be sold shall be offered at a price not lower than the value assessed for the B shares by a bank selected by the Board of Directors. Such assessment shall be the average of the prices estimated by such bank for each of the last three months prior to the submission of such offer. Within 30 days of receipt of such offer, the Board of Directors shall inform the shareholder whether other holders of A shares wish to acquire the shareholding in question. The purchase price shall be paid no later than two months after it has been fixed.

(b)	If the other holders of A shares do not exercise or do not fully exercise their preferential right to acquire the A shares offered, then the shareholder intending to sell shall be entitled - within a period of three months - to sell any shares that have not been acquired by the other shareholders to any third party on the same terms and conditions as those contained in the offer submitted to the Board of Directors according to Article 5(a) above.

(c)	This provision shall not apply to any transfer of shares by inheritance or to a shareholder’s transfer of shares during his lifetime to his spouse, issue, or to family foundations.

(d)	The provisions of paragraphs (a) and (b) hereof shall moreover apply to compulsory sales in connection with administration of estates or to proceedings or any other actions taken by creditors.

(e)	No restrictions shall apply to the transferability of B shares.

6.

Dividends on A shares shall be remitted to the shareholders at the addresses entered in the Company’s Register of Shareholders as at the date of the Annual General Meeting. Dividends on B shares shall be paid with fully discharging effect for the Company in accordance with the rules of the Danish Companies Act. The Danish Securities Centre shall arrange for payment of dividends declared through an account holding bank to shareholders registered by the Danish Securities Centre at the time of payment. The right to dividends shall lapse five years after the due date for payment thereof.

7.

A shares and previously issued B shares which have not been notified for registration by the Danish Securities Centre and coupon sheets pertaining to such shares may be cancelled without any order of the court pursuant to the rules on cancellation contained in applicable law in force from time to time.

GENERAL MEETINGS

8.

(a)	The Company in General Meeting shall, subject to Danish law and the limitations set out in these Articles of Association, exercise the ultimate authority over the Company.

(b)	General Meetings shall be held at a venue in the County of Copenhagen, in the City of Copenhagen, or in the municipality of Frederiksberg as determined by the Board of Directors.

(c)	The Annual General Meeting of Shareholders shall be held before the end of April in every year.

(d)	Extraordinary General Meetings shall be held as resolved by the Company in General Meeting or the Board of Directors, or upon the request of the auditors or shareholders representing in total at least one tenth of the entire share capital. Such request shall be submitted in writing to the Board of Directors and be accompanied by a proposal for the business to be transacted. The Extraordinary General Meeting shall then be called within two weeks of receipt of such request.

(e)	General Meetings shall be called by the Board of Directors at no more than four weeks’ and no less than two weeks’ notice, including the day of the notice calling the General Meeting and the day of the General Meeting. The notice calling such Meeting, stating the agenda for the meeting, shall be advertised in Statstidende (the official Danish Gazette), Berlingske Tidende and Jyllands-Posten.

(f)	The agenda and the complete proposals and, in the case of the Annual General Meeting, the audited Annual Report shall be available for inspection by the shareholders at the Company’s offices not later than 8 days prior to any General Meeting.

(g)	Shareholders shall be entitled to submit proposals to be considered by the Company in General Meeting. Any such proposals for the Annual General Meeting shall be submitted in writing to the Board of Directors not later than 1 February of the relevant year.

9.

(a)	General Meetings shall be presided over by a chairman, appointed in advance by the Board of Directors. The chairman does not have to be a shareholder. The chairman shall decide on all matters relating to the proceedings of the Meeting, the casting of votes and the results of voting.

(b)	The Company shall cause minutes of the proceedings of the General Meeting to be entered in a minute book, which shall be signed by the chairman.

10.

(a)	All matters considered by the General meeting shall be resolved by a simple majority of votes unless a special majority is required by the Danish Companies Act or these Articles of Association.

(b)	To carry a motion to amend the Articles of Association it shall be required that shareholders representing at least 2/3 of the total number of votes in the Company shall be present at the General Meeting and that at least 2/3 of the votes cast and of the voting share capital represented at the General Meeting shall vote in favour of the resolution, always provided that the Danish Companies Act does not prescribe a further qualified majority.

(c)	Where less than 2/3 of the total number of votes in the Company have been represented at a General Meeting and, during such Meeting, a resolution to amend the Articles of Association has been passed by the special majority prescribed by Article 10(b), the Board of Directors shall within two weeks convene another General Meeting at which the resolution may be passed irrespective of the number of shareholders represented, if 2/3 of the votes cast and of the voting share capital represented at that General Meeting have voted in favour of the amendment, always provided that the Danish Companies Act does not prescribe a further qualified majority.

(d)	Any proxy to attend the first General Meeting shall, unless expressly revoked, be considered valid also in respect of the second General Meeting.

(e)	A resolution to merge the Company with another company may only be passed in the same manner as provided for in Article 10(b) and (c) above.

11.

(a)	Any shareholder shall be entitled to attend and to vote at a General Meeting provided, however, that the shareholder has applied for an admission card to such General Meeting no later than 5 days prior thereto. Admission cards shall be issued to anyone who is registered as a shareholder in the Company’s Register of Shareholders. Any shareholder who is not so registered may obtain an admission card by submitting a statement of account which is not more than 5 days old issued by the Danish Securities Centre or the account holding bank (custodian bank) to document the shareholding together with a written statement by that shareholder to the effect that after the date of issue of the statement of account he has not sold his shares and does not intend to do so before the General Meeting has been held. Unless the shareholder states an address to which the admission card has to be sent, the admission card shall be collected at the Company’s offices no later than the day before the General Meeting.

(b)	Any share amount of DKK 1 of the A Share Capital shall carry 10 votes.

(c)	Any share amount of DKK 1 of the B Share Capital shall carry 1 vote.

(d)	The voting right may be exercised by a proxy who does not need to be a shareholder, provided, however, that said proxy substantiates his right to attend the General Meeting by presenting an admission card and a duly dated written power of attorney.

12.

The agenda for the Annual General Meeting shall include the following:

1.	The Board of Directors’ report on the Company’s activities in the past financial year.

2.	Presentation of the audited Annual Report.

3.	A Resolution to adopt the audited Annual Report, including discharge of Management and Board of Directors from their obligations.

4.	A Resolution to distribute the profit or cover the loss according to the adopted audited Annual Report.

5.	Election of members to the Board of Directors.

6.	Appointment of auditors.

7.	Any proposals from the Board of Directors or the shareholders.

BOARD OF DIRECTORS AND MANAGEMENT

13.

The Board of Directors shall be in charge of managing the Company and shall decide on all matters other than the day-to-day business of the Company.

14.

(a)	The Board of Directors shall consist of 4 to 10 members to be elected by the Company in General Meeting. Each member shall hold office for three years. Retiring members may be re-elected. The Board of Directors shall moreover include a number of members elected by the employees of the Company and its subsidiaries in accordance with applicable law thereon in force from time to time.

(b)	The Board of Directors may grant joint powers of procuration.

15.

(a)	The Board of Directors shall elect a Chairman from its own number. The Board of Directors may from its own number also elect a Deputy Chairman to take the place of the Chairman in his absence.

(b)	Board Meetings shall be convened and presided over by the Chairman. Board Meetings shall be convened if so requested by a member of the Board of Directors or by a member of the Management registered by the Commerce and Companies Agency.

(c)	The Board of Directors shall constitute a quorum when more than half its members are present. For the Board of Directors to pass a resolution, the vote of a majority of the members present is required.

In case of a parity of votes, the Chairman shall hold the casting vote.

(d)	The Board of Directors shall lay down its own rules of procedure for the performance of its duties and exercise of its powers.

(e)	The proceedings of a Meeting of the Board of Directors shall be recorded in a minute book to be signed by all members of the Board of Directors.

(f)	The members of the Board of Directors shall receive an annual fee to be fixed at the Annual General Meeting in connection with the adoption of the audited Annual Report.

16.

The Board of Directors shall appoint a managing director (President) to be in charge of the day-to-day business of the Company. The Board of Directors may also appoint up to eight additional managers (Executive Vice Presidents). All managers referred to in this Article shall be registered by the Commerce and Companies Agency.

17.

The Company shall be legally bound by the signatures of two registered managers signing jointly or by the joint signatures of one manager and the Chairman or Deputy Chairman of the Board of Directors or by the joint signatures of the entire Board of Directors.

CLOSING OF ACCOUNTS, PAYMENT OF DIVIDEND, AUDIT ETC.

18.

The financial year of the Company shall be the calendar year.

19.

(a)	The audited Annual Report shall be prepared in accordance with the rules of the Danish Financial Statements Act.

(b)	Any profit of the Company shall be distributed as follows:

1.	Necessary provisions.

2.	A priority dividend of 1/2 per cent to holders of A shares.

3.	A dividend of up to 5 per cent to holders of B shares.

4.	After the holders of B shares have received a 5 per cent dividend, the remaining profit shall be transferred to reserves, distributed as additional dividend or applied as otherwise specified by the Company in General Meeting upon a proposal of the Board of Directors. However, any distribution of additional dividends shall be subject to the provision that the holders of A shares shall never receive a total dividend exceeding the percentage rate of the dividend paid to the holders of B shares.

20.

Subject to applicable law in force from time to time, the audit shall be carried out by one or two auditors, at least one of whom shall be a state-authorised public accountant. The auditors shall be appointed by the Annual General Meeting. The appointment shall be for a term of one year. Retiring auditors may be reappointed. One or more auditing companies may be appointed auditors.

DISSOLUTION

21.

(a)	Unless otherwise provided by Danish law, any resolution for the dissolution of the Company shall be passed by the Company in General Meeting in accordance with Article 10(b) and (c) above. Where a resolution to dissolve the Company is passed, such dissolution shall be effected by voluntary winding up proceedings. Unless otherwise provided by Danish law, the Company in General Meeting shall appoint one or more liquidators to conduct the winding-up proceedings.

(b)	When distributing the proceeds of the winding up proceedings, the B Share Capital shall be covered in priority at its nominal value, following which the A Share Capital shall be covered in the same manner. The holders of A and B shares shall subsequently rank equally in proportion to their nominal holdings in respect of further distributions.

(c)	When the dissolution of the Company has been completed and closed, a General Meeting shall be held at which the Financial Statements shall be presented for adoption.

These Articles of Association were adopted by the Annual General Meeting held on 25 March 2003.

Chairman:

Mogens Skipper-Pedersen

I, the undersigned Sanne Møller Andersen, official translator, hereby certify the foregoing text to be a true and faithful translation of the attached document in the Danish language produced in original to me.

Witness my hand and official seal, Bagsvaerd, Denmark, 2004-02-25

Sanne Møller Andersen

VEDTÆGTER

FOR

NOVO NORDISK A/S

SELSKABETS NAVN, HJEMSTED OG FORMÅL

§ 1.

Selskabets navn er Novo Nordisk A/S.

Selskabet driver tillige virksomhed under navnene:

-	Novo Industri A/S (Novo Nordisk A/S)

-	Novo Terapeutisk Laboratorium A/S (Novo Nordisk A/S)

-	Nordisk Gentofte A/S (Novo Nordisk A/S)

-	Nordisk Insulinlaboratorium A/S (Novo Nordisk A/S)

§ 2.

Selskabets hjemsted er Gladsaxe kommune.

§ 3.

a)	Selskabets formål er at drive forskning i, udvikling og fabrikation af og/eller handel med farmaceutiske, kemiske og tekniske produkter, processer, ydelser og anlæg, samt anden i forbindelse hermed stående virksomhed efter bestyrelsens nærmere bestemmelse.

b)	Selskabets formål er endvidere at gennemføre og støtte kemisk, medicinsk og teknisk forskning og udvikling.

c)	Derudover er det selskabets formål at foretage investeringsvirksomhed og finansiering, herunder anbringelse af kapital i fast ejendom og i virksomheder i ind- og udland.

SELSKABETS KAPITAL OG AKTIER

§ 4.

a)	Selskabets aktiekapital udgør kr. 709.388.320, hvoraf kr. 107.487.200 er A-aktier og kr. 601.901.120 er B-aktier. Bestyrelsen er til den 19. marts 2006 bemyndiget til ad en eller flere gange at forhøje aktiekapitalen med indtil i alt kr. 20.903.400 B-aktier ved uden fortegningsret for de gamle aktionærer at tilbyde selskabets eller dettes datterselskabers medarbejdere at tegne aktierne til en kurs ikke under 105 og på nærmere af bestyrelsen fastsatte vilkår. Bestyrelsen er endvidere til den 19. marts 2006 bemyndiget til ad en eller flere gange at forhøje aktiekapitalen med indtil i alt kr. 100 mio. B-aktier i forbindelse med hel eller delvis overtagelse af en bestående virksomhed og uden fortegningsret for de gamle aktionærer. Bestyrelsen kan i dette tilfælde bestemme, at indbetalingen kan ske i andre værdier end i kontanter. Bestyrelsen er endvidere til den 19. marts 2006 bemyndiget til ad én eller flere gange at forhøje aktiekapitalen med indtil i alt kr. 100 mio. Såfremt kapitalforhøjelsen sker til en tegningskurs, der er lavere end markedskursen for B-aktierne, skal kapitalforhøjelsen ske forholdsmæssigt mellem A- og B-aktier og med fortegningsret for de gamle aktionærer og i øvrigt på nærmere af bestyrelsen fastsatte vilkår. Såfremt kapitalforhøjelsen sker til en tegningskurs, der svarer til markedskursen for B-aktierne, kan bestyrelsen beslutte, at kapitalforhøjelsen skal ske med B-aktier alene og uden fortegningsret for de gamle aktionærer og i øvrigt på nærmere af bestyrelsen fastsatte vilkår. For de nytegnede aktier skal i øvrigt gælde, (i) at A-aktierne skal lyde på navn, mens B-aktierne udstedes til ihændehaveren men kan noteres på navn i selskabets aktiebog, (ii) at A-aktierne ikke er omsætningspapirer, mens B-aktierne er omsætningspapirer, (iii) at der ved fremtidige forhøjelser af aktiekapitalen ikke skal gælde indskrænkninger i den til aktierne knyttede fortegningsret, og (iv) at disse vedtægters bestemmelser om A- og B-aktierne også i øvrigt skal finde anvendelse.

b)	Aktiekapitalen er fordelt på aktier à kr. 1 eller multipla heraf. Et aktiebrev kan omfatte flere aktier.

c)	Aktiekapitalen er fuldt indbetalt.

d)	Ingen aktionær er forpligtet til at lade sine aktier indløse helt eller delvis.

e)	Vedtægterne indeholder særlige regler om A-aktionærernes og B-aktionærernes fortegningsret ved aktieudvidelse (§ 4.f), om A-aktiernes omsættelighed (§ 5), om A-aktiernes og B-aktiernes stemmeret (§ 11), om A-aktiernes og B-aktiernes ret til udbytte (§ 19) og om A-aktiernes og B-aktiernes ret til dækning ved likvidation (§ 21). I øvrigt har ingen aktier særlige rettigheder.

f)	Udvides aktiekapitalen med såvel A- som B-aktier, må det ved udvidelsen eksisterende kapitalforhold mellem de to aktieklasser ikke forrykkes. A-aktionærerne har i dette tilfælde fortegningsret til nye A-aktier og B-aktionærerne fortegningsret til nye B-aktier. Besluttes af en generalforsamling en udvidelse af aktiekapitalen med enten A-aktier eller B-aktier, har i dette tilfælde begge aktieklassers gamle aktionærer proportionalt fortegningsret til de nye A-aktier respektive B-aktier.

g)	Med henblik på udbud af B-aktier til medarbejdere eller i forbindelse med hel eller delvis overtagelse af en bestående virksomhed kan der - uafhængigt af det i § 4.f ovenfor anførte - af en generalforsamling besluttes en udvidelse af B-aktiekapitalen uden fortegningsret for de gamle aktionærer.

h)	A-aktierne skal lyde på navn og skal noteres på navn i selskabets aktiebog. B-aktierne registreres i Værdipapircentralen og udstedes til ihændehaveren, men kan på begæring noteres på navn i selskabets aktiebog. Notering af en B-aktie på navn i aktiebogen skal kun have gyldighed over for selskabet, når selskabet har modtaget underretning om notering fra Værdipapircentralen. Selskabet indestår ikke for rigtigheden af de fra Værdipapircentralen modtagne meddelelser.

i)	A-aktierne er ikke omsætningspapirer. B-aktierne er omsætningspapirer.

§ 5.

a)	I tilfælde af, at en aktionær ønsker at afhænde en eller flere A-aktier, skal disse tilbydes bestyrelsen på vegne de andre A-aktionærer og til en pris, der ikke må være lavere end gennemsnittet af de kurser, der i de sidste 3 måneder forud for tilbuddets fremsættelse er konstateret som køberkurs på Københavns Fondsbørs for B-aktierne. Tilbuddet skal være ledsaget af en attest fra en bank angående den nævnte gennemsnitskurs. Skulle der i de sidste 3 måneder ingen kursnotering af B-aktier have fundet sted, skal A-aktier, der ønskes afhændet, tilbydes til en pris, som ikke er lavere end, hvad en af bestyrelsen udpeget bank vurderer B-aktierne til; denne vurdering skal være gennemsnittet af en af den pågældende bank fastsat vurderingskurs for hver af de sidste 3 måneder forud for tilbuddets fremsættelse. Inden 30 dage efter modtagelsen af sådant tilbud skal bestyrelsen meddele den pågældende aktionær, om der er andre A-aktionærer, som ønsker at overtage den pågældende aktiepost. Købesummen skal erlægges inden to måneder efter dens fastsættelse.

b)	Såfremt de øvrige A-aktionærer ikke, eller ikke fuldt ud, udnytter den dem tilkommende forkøbsret til de udbudte A-aktier, har den aktionær, der ønsker at sælge - inden for en periode af 3 måneder - ret til at afhænde, hvad de andre aktionærer ikke aftager, til tredjemand på samme vilkår, som indeholdt i det over for bestyrelsen fremsatte salgstilbud, jvf. § 5.a ovenfor.

c)	Aktiernes overgang ved arv eller aktiernes overdragelse i levende live til ægtefælle, livsarvinger eller familiefonds omfattes ikke af nærværende bestemmelse.

d)	De i nærværende bestemmelse punkt a og b fastsatte regler finder tilsvarende anvendelse ved tvangssalg gennem bobehandling eller ved kreditorforfølgning i øvrigt.

e)	Der gælder ingen indskrænkninger i B-aktiernes omsættelighed.

§ 6.

Udbytte af A-aktierne betales ved fremsendelse til aktionærerne under den adresse, som er noteret i aktiebogen på dagen for den ordinære generalforsamlings afholdelse. Udbytte af B-aktierne udbetales med frigørende virkning for selskabet i overensstemmelse med aktieselskabslovens regler. Værdipapircentralen foranlediger det deklarerede udbytte udbetalt via et kontoførende pengeinstitut til de aktionærer, der på tidspunktet for udbetalingen er registreret i Værdipapircentralen. Retten til udbytte forældes 5 år efter forfaldsdagen.

§ 7.

A-aktier samt tidligere udstedte B-aktier, der ikke er anmeldt til registrering i Værdipapircentralen, og hertil hørende kuponark, kan mortificeres uden dom efter lovgivningens til enhver tid gældende regler herom.

GENERALFORSAMLING

§ 8.

a)	Generalforsamlingen har inden for de ved lovgivningen og disse vedtægter fastsatte grænser den højeste myndighed i selskabet.

b)	Generalforsamlinger afholdes i Københavns amt, Københavns kommune eller Frederiksberg kommune efter bestyrelsens nærmere bestemmelse.

c)	Den ordinære generalforsamling afholdes inden udgangen af hvert års april måned.

d)	Ekstraordinær generalforsamling afholdes efter en generalforsamlings- eller bestyrelsesbeslutning, eller når det begæres af revisor eller af aktionærer, der tilsammen måtte repræsentere mindst 1/10 af hele aktiekapitalen. Sådan begæring skal ske skriftligt til bestyrelsen og være ledsaget af forslag. Generalforsamlingen skal da indkaldes inden 14 dage efter begæringens modtagelse.

e)	Generalforsamling indkaldes af bestyrelsen med ikke mere end 4 ugers og ikke mindre end 14 dages varsel, bekendtgørelsesdagen og generalforsamlingsdagen medregnet, ved bekendtgørelse med angivelse af dagsorden i Statstidende, Berlingske Tidende og Jyllands-Posten.

f)	Senest 8 dage før enhver generalforsamling skal dagsordenen og de fuldstændige forslag samt for den ordinære generalforsamlings vedkommende tillige den reviderede årsrapport fremlægges til eftersyn for aktionærerne på selskabets kontor.

g)	Aktionærerne er berettiget til at indgive forslag til generalforsamlingen. Sådanne forslag skal for den ordinære generalforsamlings vedkommende være indgivet skriftligt til bestyrelsen senest det pågældende års 1. februar.

§ 9.

a)	Generalforsamlingen ledes af en af bestyrelsen forud valgt dirigent, der ikke behøver at være aktionær. Dirigenten afgør alle spørgsmål angående sagernes behandling, stemmeafgivning og resultatet heraf.

b)	Over det på generalforsamlingen passerede føres en protokol, der underskrives af dirigenten.

§ 10.

a)	Alle på generalforsamlingen behandlede anliggender afgøres ved simpel stemmeflerhed, for så vidt der ikke efter aktieselskabsloven eller nærværende vedtægter kræves særlig stemmeflerhed.

b)	Til vedtagelse af forslag om forandring i vedtægterne kræves, at aktionærer repræsenterende mindst 2/3 af det samlede antal stemmer i selskabet er repræsenteret på generalforsamlingen, og at mindst 2/3 såvel af de afgivne stemmer som af den på generalforsamlingen repræsenterede stemmeberettigede aktiekapital - for så vidt der ikke efter aktieselskabsloven kræves yderligere kvalificeret stemmeflerhed - stemmer for forslaget.

c)	Har mindre end 2/3 af det samlede antal stemmer i selskabet været repræsenteret på en generalforsamling, og er der under denne vedtaget en forandring i vedtægterne med den i § 10.b foreskrevne kvalificerede stemmeflerhed, indkalder bestyrelsen inden 14 dage en ny generalforsamling, på hvilken forslaget uden hensyn til antallet af repræsenterede aktionærer kan vedtages med 2/3 såvel af de afgivne stemmer som af den på denne generalforsamling repræsenterede stemmeberettigede aktiekapital, for så vidt der ikke efter aktieselskabsloven kræves en yderligere kvalificeret stemmeflerhed.

d)	Fuldmagter til at møde på den første generalforsamling skal, for så vidt de ikke udtrykkeligt måtte være tilbagekaldt, anses for gyldige også med hensyn til den anden generalforsamling.

e)	Forslag om selskabets forening med andet selskab kan kun vedtages på tilsvarende måde som ovenfor under § 10.b og c fastsat.

§ 11.

a)	Enhver aktionær er berettiget til at møde og stemme på generalforsamlingen, når han senest 5 dage før dennes afholdelse har anmodet om et adgangskort til generalforsamlingen. Adgangskort udstedes til den, der ifølge aktiebogen er noteret som aktionær. For aktionærer, der ikke er noteret i aktiebogen, kræves for udstedelse af adgangskort en ikke mere end 5 dage gammel depotudskrift fra Værdipapircentralen eller det kontoførende pengeinstitut (depotstedet) som dokumentation for aktiebesiddelsen tillige med en skriftlig erklæring fra aktionæren om, at denne ikke efter udfærdigelsen af udskriften har afhændet sine aktier eller agter at gøre dette, før generalforsamlingen er afholdt. Medmindre aktionæren angiver, hvortil adgangskort ønskes sendt, skal adgangskortet afhentes på selskabets kontor senest dagen inden generalforsamlingen.

b)	Ethvert aktiebeløb på kr. 1 af A-aktiekapitalen giver 10 stemmer.

c)	Ethvert aktiebeløb på kr. 1 af B-aktiekapitalen giver 1 stemme.

d)	Stemmeretten kan udøves ved fuldmægtig, der ikke behøver at være aktionær, på betingelse af, at den nævnte fuldmægtig godtgør sin ret til at deltage i generalforsamlingen ved forevisning af adgangskort og ved fremlæggelse af en skriftlig, dateret fuldmagt.

§ 12.

Dagsorden for den ordinære generalforsamling skal omfatte:

1.	Bestyrelsens beretning om selskabets virksomhed i det forløbne regnskabsår.

2.	Fremlæggelse af revideret årsrapport.

3.	Beslutning om godkendelse af den reviderede årsrapport, herunder beslutning om décharge for direktion og bestyrelse.

4.	Beslutning om anvendelse af overskud eller dækning af underskud i henhold til den godkendte og reviderede årsrapport.

5.	Valg af medlemmer til bestyrelsen.

6.	Valg af revisorer.

7.	Eventuelle forslag fra bestyrelse eller aktionærer.

BESTYRELSE OG DIREKTION

§ 13.

Bestyrelsen har den overordnede ledelse af selskabet og træffer bestemmelse om alle anliggender, som ikke vedrører den daglige drift.

§ 14.

a)	Bestyrelsen består af 4-10 medlemmer, som vælges på generalforsamlingen. Valget sker for 3 år. Fratrædende medlemmer kan genvælges. Derudover består bestyrelsen af et antal medlemmer valgt af medarbejderne i selskabet og dets datterselskaber i overensstemmelse med den til enhver tid gældende lovgivning herom.

b)	Bestyrelsen kan meddele kollektiv prokura.

§ 15.

a)	Bestyrelsen vælger af sin midte en formand. Bestyrelsen kan endvidere af sin midte vælge en næstformand, der i formandens forfald træder i hans sted.

b)	Bestyrelsesmøder indkaldes og ledes af formanden. Bestyrelsesmøder skal indkaldes efter begæring af et medlem af bestyrelsen eller af en til Erhvervs- og Selskabsstyrelsen anmeldt direktør.

c)	Bestyrelsen er beslutningsdygtig, når mere end halvdelen af dens medlemmer er til stede. Bestyrelsens beslutning træffes ved flertal af de mødende bestyrelsesmedlemmer.

I tilfælde af stemmelighed er formandens stemme afgørende.

d)	Bestyrelsen fastsætter en forretningsorden for udførelsen af sit hverv.

e)	Over det på møderne passerede føres en protokol, som underskrives af samtlige bestyrelsesmedlemmer.

f)	Bestyrelsens medlemmer oppebærer et årligt honorar, der fastsættes af generalforsamlingen i forbindelse med godkendelsen af den reviderede årsrapport.

§ 16.

Bestyrelsen ansætter en administrerende direktør til at lede selskabets daglige virksomhed. Bestyrelsen kan ansætte yderligere indtil otte direktører. Samtlige de i nærværende bestemmelse anførte direktører anmeldes til Erhvervs- og Selskabsstyrelsen.

§ 17.

Selskabet forpligtes ved underskrift af to anmeldte direktører i forening eller af en anmeldt direktør sammen med bestyrelsens formand eller næstformand eller af den samlede bestyrelse.

REGNSKABSAFSLUTNING, UDBETALING AF UDBYTTE, REVISION M.M.

§ 18.

Selskabets regnskabsår er kalenderåret.

§ 19.

a)	Årsrapporten udarbejdes i overensstemmelse med årsregnskabslovens regler.

b)	Det herefter foreliggende overskud fordeles på følgende måde:

1.	Nødvendige henlæggelser.

2.	Forlods 1/2% udbytte til A-aktionærerne.

3.	Indtil 5% udbytte til B-aktionærerne.

4.	Når B-aktionærerne har fået 5% udbytte, fordeles restoverskuddet efter bestyrelsens nærmere forslag til henlæggelse, som yderligere udbytte eller på anden måde, alt efter generalforsamlingens nærmere bestemmelse. For fastsættelse af yderligere udbytte gælder dog, at der aldrig i alt kan tillægges A-aktierne et større procentvist udbytte end B-aktierne.

§ 20.

Med respekt af den til enhver tid gældende lovgivning varetages revisionen af en eller to revisorer hvoraf mindst én skal være statsautoriseret. Revisor(erne) vælges på den ordinære generalforsamling. Valget sker for 1 år ad gangen. Fratrædende revisorer kan genvælges. Som revisor(er) kan vælges ét eller flere revisionsselskaber.

OPLØSNING

§ 21.

a)	Såfremt ikke andet er fastsat i lovgivningen, træffes beslutning om selskabets opløsning af generalforsamlingen i overensstemmelse med § 10.b og c ovenfor. Vedtages det at opløse selskabet, gennemføres dette ved likvidation. Såfremt ikke andet er fastsat i lovgivningen, forestås likvidationen af en eller flere likvidatorer, der vælges af generalforsamlingen.

b)	Ved udlodning af likvidationsprovenuet skal B-aktiekapitalen dækkes forud med dennes pålydende, hvorefter der sker tilsvarende udlodning af A-aktiekapitalen. A- og B- aktiekapitalen deltager herefter i forhold til deres pålydende på lige fod ved yderligere udlodning.

c)	Når selskabets opløsning er afviklet og afsluttet, afholdes en generalforsamling, på hvilken regnskabet fremlægges til decharge.

Således vedtaget på ordinær generalforsamling den 25. marts 2003.

Dirigent:

Mogens Skipper-Pedersen